United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 24, 2004
(Date of earliest event reported)

Applied Signal Technology, Inc. (Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation or organization)	0-21236 (Commission file number)	77-0015491 (I.R.S. Employer Identification No.)
400 West California Ave., Sunnyvale, CA 94086 (Address of principal executive offices)
(408) 749-1888 (Registrant’s telephone number, including area code)

Item 7: Financial Statements and Exhibits

(c) Exhibits

99.1	Press Release issued by Applied Signal Technology, Inc. on February 24, 2004
99.2	Transcript of conference call held on February 24, 2004

Item 12: Disclosure of Results of Operations and Financial Condition

The information being furnished in this Item 12 and in Exhibit 99.1 shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or incorporated by reference in any filing under the Securities Act of 1933, as amended or the Exchange Act except as shall be expressly set forth by specific reference in such filing.

On February 24, 2004, Applied Signal Technology, Inc. issued a press release regarding its financial results for the first quarter of fiscal year 2004 ended January 30,2004. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein. On February 24, 2004, Applied Signal Technology, Inc. hosted a conference call with investors and others to discuss the financial results for the first quarter of fiscal year 2004. A copy of the transcript of the registrant's conference call on February 24, 2004 is attached as Exhibit 99.2 and incorporated by reference herein

Signatures

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereinto duly authorized

Applied Signal Technology, Inc. (Registrant)
Date: February 26, 2004	/s/ Gary L. Yancey Gary L. Yancey, President, Chief Executive Officer, and Chairman of the Board

Exhibit Index

Exhibit Number
99.1	Press Release issued by Applied Signal Technology, Inc. on February 24, 2004
99.2	Transcript of conference call held on February 24, 2004

Exhibit 99.1
Press Release issued by Applied Signal Technology, Inc. on February 24, 2004

Press Release

For Immediate Release
Contact:
James Doyle
Chief Financial Officer
or
Alice Delgado
Investor Relations
(408) 749-1888

Applied Signal Technology, Inc.
Announces First Quarter Operating Results

Sunnyvale, CA. February 24, 2004 - Applied Signal Technology, Inc. (NASDAQ - APSG) announced its operating results for the first quarter of fiscal year 2004 ended January 30, 2004.

Revenues for the first quarter of fiscal year 2004 were $28,294,000 representing a 56% increase compared with revenues of $18,178,000 recorded during the first quarter of fiscal year 2003. The increase in revenues recorded during the first quarter of fiscal year 2004, when compared to the first quarter of fiscal year 2003, is due to increased revenues generated by our engineering development programs and our standard products. It is our belief that these increases are due to an emphasis by the U.S. Government on the war against terrorism.

New orders received during the first quarter of fiscal year 2004 were $64,549,000 compared to fiscal year 2003 first quarter orders of $12,044,000. The significant increase in new orders is primarily due to a major modification of our largest single contract.

Operating income for the first quarter of fiscal year 2004 was $3,176,000 representing a 59% increase when compared with operating income of $2,000,000 recorded during the first quarter of fiscal year 2003. The increase in operating income is due to a growth in revenues.

Net income for the first quarter of fiscal year 2004 was $2,156,000 or $0.19 per diluted share representing a 21% increase when compared with net income of $1,785,000 or $0.17 per diluted share recorded during the first quarter of fiscal year 2003. Net income did not grow proportionately with operating income because our tax rate increased significantly. We believe our tax rate for fiscal year 2004 could be as low as 30% provided that certain circumstances primarily related to our valuation allowance of certain deferred tax assets occur during fiscal year 2004. However, until such circumstances occur, we have recorded a 35% effective tax rate for fiscal year 2004 that is in accordance with APB Opinion No. 28, Interim Financial Reporting, as amended by FAS 109, Accounting for Income Taxes.

Regarding the first quarter operating results, Mr. Gary Yancey, President and Chief Executive Officer of the Company, commented, “We are obviously pleased with our increase in year-over-year revenue and net income as well as our current record backlog.”

“With this record backlog, a key to our revenue growth and program performance is our ability to hire qualified staff. To date, we have essentially met our current hiring requirements but we must continue to hire at an equivalent rate throughout the remainder of the year. We are cautiously of the opinion that we will meet our fiscal year 2004 hiring requirements.”

“My observation is that the U.S. Government is devoted to increasing its intelligence gathering capabilities. I believe there is currently emphasis on increasing technology and we seem to be experiencing this emphasis now with a large proportion of backlog representing research and development contracts. I also believe that there will subsequently be an emphasis placed on increasing the government's inventory of equipment which should result in orders for our standard products in subsequent years.”

The Company will host a conference call on February 24, 2004 to discuss first quarter results. If you wish to participate in the conference call, please dial 1-877-407-8035 for domestic callers or 1-201-689-8035 for international callers on February 24, 2004 at 5:00 p.m. EST/2:00 p.m. PST. There is no pass code required. This call may be listened to simultaneously over the Internet through World Investor Links’ Vcall Website, located at www.vcall.com. A rebroadcast of the call will be available upon its completion and will remain available for a limited time.

Applied Signal Technology, Inc. designs, develops, manufactures and markets advanced digital signal processing equipment to collect and process a wide range of telecommunications signals for signal reconnaissance applications. For additional Company-related information, visit the Company’s website at www.appsig.com.

Except for historical information contained herein, matters discussed in this news release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those expected. Statements as to the Company's expected revenue growth; the Company's ability to hire qualified employees; the future spending by the U.S. Government on counter-terrorism and research and development projects; estimated tax rate; the marketplace opportunities for our products and services; and contractual opportunities for orders are forward-looking statements. The risks and uncertainties associated with these statements include whether orders will be issued by procurers, including the U. S. Government; the timing of any orders placed by procurers; whether we will be successful in obtaining contracts for these orders if they are forthcoming; whether any contracts obtained by us will be profitable and whether any such contracts might be terminated prior to completion; whether we will be able to hire additional qualified staff as needed; whether we will be able to successfully enter new marketplaces or maintain profitability; and other risks detailed from time to time in our SEC reports including our latest Form 10-K filed for the fiscal year ended October 31, 2003.

/tr>
APPLIED SIGNAL TECHNOLOGY, INC. CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In thousands except per share data)
	Three Months Ended
	January 30, 2004 -----------	January 31, 2003 -----------
Revenues from contracts	$ 28,294	$ 18,178
Operating expenses:
Contract costs	18,300	11,556
Research and development	2,137	1,701
General and administrative	4,681 --------	2,921 --------
Total operating expenses	25,118 --------	16,178 --------
Operating income	3,176	2,000
Interest income/(expense), net	141 --------	100 --------
Income before provision for income taxes	3,317	2,100
Provision for income taxes	1,161 --------	315 --------
Net income	$ 2,156 ========	$ 1,785 ========
Net income per share - basic	$ 0.20	$ 0.17
Average shares - basic	10,854	10,216
Net income per share - diluted	$ 0.19	$ 0.17
Average shares - diluted	11,509	10,429

APPLIED SIGNAL TECHNOLOGY, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)
	January 30, 2004 -----------	October 31, 2003 -----------
ASSETS
Current assets:
Cash and cash equivalents	$2,274	$5,372
Short term investments	39,645	34,747
Accounts receivable	27,907	26,562
Inventory	7,632	6,875
Prepaids and other current assets	3,689 --------	3,545 --------
Total current assets	81,147	77,101
Property and equipment, at cost	59,714	59,138
Accumulated depreciation and amortization	(47,980) --------	(46,897) --------
Net property and equipment	11,734	12,241
Other assets	621 --------	605 --------
Total assets	$93,502 ========	$89,947 ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, accrued payroll and benefits	$9,267	$10,579
Other accrued liabilities	3,496	2,833
Income taxes payable	1,295	134 --------
Total current liabilities	14,058	13,546
Other liabilities	211	183
Shareholders' equity	79,233 --------	76,218 --------
Total liabilities and shareholders' equity	$93,502 ========	$89,947 ========

Exhibit 99.2
Transcript of conference call held on February 24, 2004

CALLSTREET EVENT PAGE

http://www.callstreet.com/call_schedule.asp?eventid=21262

The CallStreet event page contains CallStreet Transcripts, CallStreet Reports® and supplemental information including a link to the company's press release associated with this call.

PARTICIPANTS

Gary L. Yancey – Chairman, President, CEO
James Doyle – CFO

MANAGEMENT DISCUSSION SECTION

Operator: Good afternoon ladies and gentlemen and welcome to the Applied Signal Technology, First Quarter 2004 Earnings Conference Call. At this time, all participants are in a listen-only mode. And a brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star zero on your telephone keypad. And as a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Mr. Gary Yancey, Chairman and CEO. Thank you, Mr. Yancey. You may begin.

Gary Yancey, President and CEO

Thank you, Garcia and I would like to welcome everybody to the conference call. We will follow our typical format wherein I will turn it over to Jim Doyle, our Chief Financial Officer, who is also on the line, who will provide a brief summarization of our financial results and I will make a couple of more comments beyond what I did in the press release and then will go ahead and open up for questions. So, with that Jim, I will turn it over to you.

James Doyle, CFO

Thanks Gary. Good afternoon everyone. Today I will provide a brief overview of the financial results, a review of the income statement and then conclude with a brief review of the balance sheet. Let me first start with our safe harbor statement. Our presentation today may contain forward-looking statements, which reflect the company's current judgment on future events. Because these statements deal with future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. In addition to the factors that may be discussed in this call, important factors, which could cause actual results to differ materially, are contained in the company's recent 10-Qs and 10-K.

I will begin now with a brief overview. We are very pleased with our first quarter results, revenues for the first quarter of fiscal 2004 were 28.3 million, representing a 56% increase from revenues of 18.2 million recorded during the first quarter of fiscal 2003. Operating income for the first quarter grew proportionately with revenues and was 3.2 million, representing a 59% increase from operating income of 2 million for the first quarter fiscal 2003. The company booked 64.5 million in new orders during the first quarter of fiscal 2004. These bookings include a major modification to the company's largest single contract. We continue to believe that there is a renewed interest in signal intelligence spending by the US government to respond to the threat of increased terrorist activities in the war against terrorism. We also believe that our company is well positioned to benefit from this spending.

I would like to turn your attention to the income statement. Revenue increase for the first quarter of fiscal 2004 was due to increased revenues generated by our engineering development programs and standard products. The revenues generated by these programs were for a variety of signal intelligence solutions. Contract costs as a percentage of revenues for the first quarter of fiscal 2004 was approximately 65%, compared approximately to 64% for the first quarter of fiscal 2003. The increase in contract cost is consistent with our revenue growth. IR&D spending as a percentage of revenues for the first quarter of fiscal 2004 is approximately 8%, compared approximately to 9% for the first quarter of fiscal 2003. This is lower than our typical 12% investment in IR&D, primarily because we need the engineering staff to work on satisfying our contractual commitments.

G&A expenses as a percentage of revenues for the first quarter of fiscal 2004 were approximately 16.5 percent, essentially the same percentage as the first quarter of fiscal 2003. The resulting increased revenues produced a significant improvement in our operating income for the first quarter of fiscal '04. Operating income as a percentage of revenues for the first quarter was approximately 11%, essentially the same as the first quarter of fiscal 2003. The increase in interest income for the first quarter of fiscal '04 is primarily due to higher cash and short-term investment balances when compared to the same period in fiscal 2003. The effective tax rate for the first quarter of fiscal 2004 is 35 percent. We believe the tax rate for fiscal 2004 could be as low as 30% provided certain circumstances, primarily related to our evaluation allowance of certain deferred tax assets, occur during fiscal 2004. In the interim, we have recorded a 35% tax rate. Net income as a percentage of revenues for the first quarter of fiscal 2004 was 7.6% compared to 9.8% for the first quarter of fiscal 2003, and that's due to the significant increase in our tax rate.

Finally, I would like to conclude with a brief overview of the balance sheet. As you can see it continues to improve and remains very strong. Cash and short-term investments continue to improve during the first quarter and have increased approximately $2 million for a total balance of about 42 million. This includes the payment of 673,000 in dividends during the first quarter of fiscal 2004. As a reminder, our board of directors increased the annual dividend at the November 2003 meeting to 50 cents per share, payable at a quarterly rate of 12.5 cents per share. Shareholders of record at January 30th, 2004, received a quarterly payment of 12.5 cents a share. Accounts receivable totals approximately $28 million included in AR billed receivables of about 16.2 million, and unbilled receivables of about 11.8 million. And as you can see from the balance sheet, there continues to be no long-term debt, providing us significant liquidity and flexibility. Well, that's my overview of the results of the quarter and I will turn it back to you, Gary.

Gary L. Yancey, Chairman, President, CEO and Founder

All right thanks Jim. I do think that the war on terrorism, the counter-terrorism movement, that is being emphasized by the government, and I believe will have to be emphasized by the government for quite some time to come has caused them to realize there is two distinct deficiencies in their intelligence gathering ability. And one is a deficiency in technology; they did not keep up with advancing telecommunications technology during the wind down of the cold war and after it subsequently ended in late 90s. So, they are now needing to invest, and we believe we are seeing an emphasis in these types of investments to be able to have a signal intelligence gathering capability against more modern-day telecommunications. The terrorists are using essentially every form of telecommunication technology that exists. And the government is somewhat deficient in capabilities across the board from a technical standpoint. And then secondly because of the fact that the problem is somewhat ubiquitous around the world, there is a shortage in basic inventory of capabilities, which we think will be starting to get filled in the future years which will then result as I said in the press release in more orders of our standard products.

We are in a position right now that at last we can meet our staffing requirements, which currently we are doing, their aggressive requirements but we are currently meeting those and maintain our program performance. We can really focus our investments on the future out to more of a three-year horizon, which is probably a first for the company to be able to emphasize investments for that far out and with the current programs and their follow-ons that we have. And so that I believe will provide good growth opportunities into the foreseeable future with what we see today and what we can invest into to augment the operations in the future in the three-year timeframe out. So with that, we will open it up for questions. And Garcia, if we can do that now.

QUESTION AND ANSWER SECTION

Operator: Certainly, ladies and gentlemen, at this time, we will be conducting a question and answer session. If you would like to pose a question, please press star one on your telephone keypad at this time. A conformation tone will indicate that your line has been placed into the question queue, and to remove your question from the queue please press star two. For participants using the speaker equipment it may be necessary to pickup your handset before pressing the star key. Thank you, our first question will be coming from Del Warmington of DELWAR Capital Management.

<Q - Del Warmington>: Yes. In reference to the potential for international sales could you talk more about it please?
<A>: In reference to which Del, I am sorry.

<Q - Del Warmington>: Possible, let's say with US allies for international sales, like say.
<A>: No, actually international sales for where you are selling directly to the foreign countries, probably are going to stay quite low as they have been throughout the history of the company. They have never been much more than about 3% of our revenue, and I think last year was more like 1 percent. The issue there is getting the export licensing. It turns out there's many partnerings that go on between our intelligence agencies, especially the predominant agencies in the intelligence community, and foreign governments. But invariably those will be contractual arrangements between us and the US agency, and then the capability will be, you might say brokered, to the foreign country. So, we try to guide investors to never anticipate a high component of any type of a material component of our revenue from international sales.

<Q - Del Warmington>: Thanks.

Operator: Thank you. Our next question will be coming from Jeff Schreiner of MS Capital Management.

<Q - Jeff Schreiner>: Good afternoon gentlemen, very nice quarter.
<A>: Thanks Jeff.
<A>: Thanks Jeff.

<Q - Jeff Schreiner>: Could you talk a little bit about the fiscal direction and growth margin here, I know you are moving a lot of R&D up into the cost of contract line. We have a petty decent margin much better than I expected this quarter, but we seeing the margins, gross margin, will begin to trim down for fiscal '04?
<A>: Well, probably the best way to answer that is, we see a heavy component of our fiscal '04 revenue being generated by engineering development programs essentially cost reimbursable type programs. And we believe that it will probably the same percentage - a similar percentage as fiscal 2003. So, you could anticipate that based on the type of work that we were getting in that the margins for fiscal '04 operating margins should be in the - probably in the same range as fiscal '03.

<Q - Jeff Schreiner>: Okay, and then I am assuming as well, is all of the R&D funded R&D right now that hit the expense line on the R&D line?
<A>: The R&D line was independent research and development and that is recovered through our billing rates to our customers. So, our funded R&D would be through our contract cost.

<Q - Jeff Schreiner>: Okay. I apologize. Thanks for that clarification. Just one more question, what was the number of employees at the end of the quarter and what percentage had clearance?
<A>: Approximately at the end of the quarter approximately 450 employees and then of that approximately two thirds have security clearances.

<Q - Jeff Schreiner>: Okay. Thank you, gentlemen.
<A>: Thank you.

Operator: Thank you. Our next question will be coming from Neil Bleicken of Cadence Capital Management.

<Q - Neil Bleicken >: Hi, congratulations on a nice quarter.
<A>: Thank you.

<Q - Neil Bleicken >: Could you take a stab at forward earnings guidance. It may be very difficult obviously given the change in tax rate and bit of vagaries of what is going on - but you mentioned a three-year time horizon for the first time in visibility. If you could take a stab that would be great, and if I could get a follow on that will be great to…?
<A>: Well, maybe you can have the follow on first if you'd rather. No, let me first clarify what I thought on the three-year horizon. I was taking about our independent R&D investment, same R&D line that Jim was just referring to in previous question.

<Q - Neil Bleicken>: Okay.
<A>: Many times throughout the company's history, we've been targeting investments that will start showing returns if we're right, of course, start showing returns within the one to one and a half year horizon and felt that was needed for the business space that we could currently see and the follow on we will see to that that the shape of business and the nature of the business is changed enough to larger programs with more visible follow on - where that horizon if you want to call it that - can be moved out a bit more so we can be investing in things that are bit more diverse than current, with hopefully the potential of even yet a better return. So that was the basis of the statement of the three year horizon, I think Jim was trying to - earlier, you know, indicate that we see a model pretty consistent this year with last year in terms of operating income and all with respect to the amount, because of the mix of the programs are about the same.

<Q - Neil Bleicken >: Okay. And in terms of the challenge of hiring qualified folks, is the greatest challenge in the sensitivity of your business and the level of security classification, if you could talk about that a little bit?
<A>: Actually, that is the greatest challenges right now, except for, I happen to be in one of our east coast offices right now, except for here on the East Coast right around Washington DC, hiring qualified talent because of the state of the economy, so hiring qualified talents is not the issue. And the issue is getting enough of the qualified talent that would have clearance to begin with and for that particular level of sensitivity of the clearance as you stated. And we are working through that and we were able to work through it, it doesn't make us as efficient on our programs as we could be or if we could get access to more of the people with clearances right at the beginning because the security clearance process can be as bad as a year, average at least nine months, and what we have to do then is breakup our programs in ways that are a bit less efficient such that we can parse out a part, you know, pieces that are not classified and allow them to contribute. So, that's really the challenge for us.

<Q - Neil Bleicken>: Have you seen the government getting even tougher on that background check process including getting people into areas that you need them to get into?
<A>: No, we just see them getting slower.

<Q - Neil Bleicken>: Thank you. Congratulations again.
<A>: Yeah, thank you.

Operator: Your last question will be coming from Steve Gish of Roth Capital Partners.

<Q - Steven Gish>: Hi, Jim, hi, Gary.
<A>: Hi, Steve.
<A>: Hi, Steve.

<Q - Steven Gish>: Jim, could you give us revenue breakdown of the 28.3 million. How much of that was development contract revenue and how much was for standard product?
<A - Jim Doyle>: Sure. Development revenue was approximately 77% and standard product was approximately 23 percent. On a per fixed price basis Steve it was roughly 25% per fixed price and 75% cost reimbursable.

<Q - Steven Gish>: Okay. And if we assume that in subsequent years these development contracts will move into product orders. Would we then possibly see some of your R&D increase to that 12% of sales target?
<A>: I will answer that and actually our goal is to get back to that target this year Steve but we need - unfortunately the way we have to do it this year if we are going to achieve that by the way we believe we are going to do it, is we are going to have to outsource our independent R&D development to much greater extent then we've ever done. The issue there, of course, is finding outsourcing resources that are willing to do the R&D for us and not retain the intellectual property. And that since we haven't experimented with this large of a ratio doing that and we don't have that cadre of resources available for that that could be why we fall short this year. As we - your theory is right as we shift go back towards products that makes the staffing issue an easier issue and therefore it makes it an easier issue with the independent R&D. We feel that we have the requirement to staff both our contracts and the independent R&D. It's just with this kind of growth rate and backlog and have an such a heavy component in the R&D, it's, you know it's caused us to be falling short right now. But we still are striving toward to 12% this year, if we can do it, through this outsourcing.

<Q - Steven Gish>: Okay. What is the backlog figure at the end of the quarter?
<A>: At the end of the quarter, Steve, the backlog figure is approximately 122 million, exactly 122.6.

<Q - Steven Gish>: Okay. And the tax rate a minimum of 30 percent, 35% this quarter when would we see an adjustment would it be in Q4 if there are?
<A>: We are not exactly sure.

<Q - Steven Gish>: Okay.
<A>: It could be in the third quarter, it could be in the fourth quarter, is mostly likely in the fourth quarter with the same adjustment. We not 100% sure, when that would occur but.

<Q - Steven Gish>: Okay. Any activity on the commercial side?
<A>: No.

<Q - Steven Gish>: No?
<A>: Not planned to be and there isn't.

<Q - Steven Gish>: And I think that's it. Okay, thank you.
<A>: Thank you.

Operator: Thank you. Our next question will come from Jay Meyer of MJSA Equity Research.

<Q - Jay Meyer> Yes, nice quarter guys.
<A>: Thank you.

<Q - Jay Meyer> Most of my questions have been answered but just, you know, we are seeing a little bit of a change in demand aspects for your products and services any thought about seasonality of revenues, I mean, we are still going to follow general budget seasonalities. Or how would expect revenues going forward sequentially to shift around?
<A>: I would expect that seasonality to occur that we would see more product sales in the probably the fourth quarter, that's what typically happens. It's my general comment on it, Gary you want to add to that or have comments on that?
<A - Gary Yancey>: Yeah. No, I think, that is definitely correct. And it's our typical pattern, of course, we are seeing typical and then you will find out it's a little higher and that's more typical if the government hasn't committed all of its money. And we have already got prices negotiated on certain standard products that can be a railroad getting past contracting process. And so they at times will inventory equipment just to make sure they hit their expenditure rate and I guess that was your question Jay: And I wasn't quite sure what you fist said a change in, I thought you said change in.

<Q - Jay Meyer>: Well, we were talking about sort of a change in structure demand, as you mentioned that the client if you will has a couple of deficiencies especially their signal intelligence operations and I am just curious to know if that is, if that could change revenue visibility going forward?
<A>: I don't think it will do that. My only point I was making in the press release and kind of reiterating here was that, you know, we are definitely seeing the governments recognizing the technical deficiencies right now. So, therefore the emphasis on R&D to try to build that up and we are seeing that with a major swing in percent of backlog last year and we believe again in this year towards the development contract. And, past history has said and a reasonable person would believe that that will ultimately result in a year or two downstream, inventory in more of the products that they have now developed, and so that was really the point there. In terms of actual revenue impact, as you know, I am not sure that has any difference on our visibility and really wouldn't necessarily have a true impact on revenue, what it could have an impact on is operating income and it could be a shift towards a bit higher operating income.

<Q - Jay Meyer>: I understand, well great quarter thanks a lot.
<A>: Thanks Jay.

Operator: The last question will come from Steve Levenson of Advest.

<Q - Steve Levenson>: Good afternoon, Gary and Jim.
<A>: Hi Steve.

<Q - Steve Levenson>: Could you tell us a little bit more about the contract modification, is that something that's going to go over, or if you could tell us how many years, first of all? And, second of all, I am sorry, just what portion of the orders that big contract was?
<A - Gary Yancey>: It was - what - almost 50 million of it, right Jim?
<A - James Doyle>: Yes, Gary, and it should go, Steve, over about a three-year period. The majority of this portion of it would go over a two-year period.

<Q - Steve Levenson>: Right.
<A - Gary Yancey>: And, that was an ongoing contract, Steve, that actually we kind of increased bookings almost monthly until we definitized it. So, the modification was really a definitization of the contract and then getting the full amount in there, so it had been generating the revenue at basically the same rate even prior to that booking.

<Q - Steve Levenson>: Okay. Thank you. Secondly, can you give us what the depreciation and amortization were, I know it's small amount, but we are curious here?
<A>: Sure, for the quarter, about 1.1 million.

<Q - Steve Levenson>: Okay. Thank you. Lastly, on a lot of those projects that you are working on and teaming with, for example, the Northrop and the Boeing ones, is the timetable still the same as when you think the contracts are going to be awarded?
<A>: The best visibility we have shows that on some of these military programs that I've talked about and we have both talked about, that we are still on track for awards, the tactical SIGINT program, the unmanned aeronautical vehicle is still on track now - actually it's changed to be awarded probably by the end - right at the end of the government fiscal '04. And the ACS they're still on track for an award in the June timeframe on that. The clandestine joint military support program is another one we talked about that is on track still for the first quarter of '05. So, yeah I think they are all on track.

<Q - Steve Levenson>: Thanks very much.
<A>: Thanks Steve.

Operator: Once again, ladies and gentlemen if you would like to pose a question, please press star one on your telephone keypad at this time. Our next question will come from Steve Gish of Roth Capital Partners.

<Q - Steve Gish>: Jim, could you go over the cash flow from operations and what effect paying out the dividend had on that, from the cash balances?
<A - Jim Doyle>: Sure. Cash from operations Steve increased to about 820,000 during the quarter. Let's see - as far as cash provided by financing activities, the issuance of common stock was about 2.2 million and the dividends paid were 673 K.

<Q - Steve Gish>: Okay and then the previous caller was asking about how much of your bookings were from the major modification; can you just clarify that? Are you saying of the 64.5 million in new bookings, 15 million of that was from that project, as adjustment?
<A - Jim Doyle>: 48.5 was from that - of the 64.5 - 48.5 was from that large modification, yes.

<Q - Steve Gish>: Okay, and is that an adjustment we are expected to see every quarter?
<A - Jim Doyle>: No.

<Q - Steve Gish>: Okay.
<A - Jim Doyle>: If it is, we are going to feel really good. No.

<Q - Steve Gish>: Okay. But when you are saying two year and three year, what did you mean?
<A - Jim Doyle>: The work will be performed over about a three-year period, but the majority of that modification will be performed over a two-year period.

<Q - Steve Gish>: Okay. Thanks Jim.
<A - Jim Doyle>: yeah.

Operator: Thank you. We have a question coming from Rob Zeuthen of Bricoleur Capital Management.

<Q - Rob Zeuthen>: Hi guys, nice quarter.
<A>: Thanks.

<Q - Rob Zeuthen>: Backlog looks good.
<A>: Yeah, doesn't look bad, since it's record.

<Q - Rob Zeuthen>: Gary do me a favor and review the contracts you just cited for example tactical SIGINT and UAV and some of the others you just mentioned and size those for us and what the potential is for you per year? That's my first question.
<A>: Okay, just let me pull my briefing out, I have right in front of me here and I will give it. The tactical, the ones I talked about are some that we are pursuing. So, none of these are follow-ons to current programs. They are pursuits that in some cases we will be teaming, in some cases we will be going at against the other. The tactical SIGINT program will be initially $30 million development contract in this fiscal year, probably right at the end of the year as I said and it has about a 100 million production potential. There is 66 UAVs to be outfitted with this SIGINT product - SIGINT capability and that will probably be over about a 4- to 5-year period starting in fiscal 2006. And there are going to be 3 to 4 competing teams on that and we may decide to lead a team rather than be a member of the team. We another the clandestine support to military operations is the best way to describe it, we are on one of two teams, we can't say who the teams are. We right now are being funded, our team is being funded $60 million, we are funded 10 to provide feasibility demonstrations at the end of the year. And that one's got a range right now of 50 to $100 million program for us that would be about a 4-year program and that award as I said will probably be in the first quarter of 2005. The ACS program, which I think the other one that I talked about, that one is a little more questionable right now as to how much of a piece of the action we can have on that. We are attempting to be on the Northrop Grumman team. We are there to some extent but we are not sure of our content. The program is going to be a $5 billion program and it will be awarded as I said in well it's to be awarded again probably right at the end of this fiscal year. And, you know, the whole SIGINT opportunity there can be in the 100 million range or more as well, but we don't know our piece of that and that was - that's the one I have talked about in times past. We have another one called the broad area marines surveillance program, navy program, high altitude, the unmanned aeronautical vehicle. And we are pursuing - teaming with Northrop Grumman on that one, a different division of Northrop Grumman it will use the Global Hawk, even though they built the Global Hawk, it doesn't necessarily mean their team is going to be any stronger, but that's supposed to be a - well there is actually supposed to be an award yet this year, we are skeptical on that, so we have been projecting an award probably in the middle of 2005 and that would probably be about 40 million SIGINT opportunity. So these are some of the military programs and some clandestine programs that we are currently pursuing for the future, you know, out in the future.

<Q - Rob Zeuthen>: Okay, great, a question for Jim. What was the inventory variance reserve for the quarter?
<A>: It was a favorable 240K Rob, compared to unfavorable variance last year first quarter of about $1 million.

<Q - Rob Zeuthen>: Great, keep up the good work.
<A>: Thanks Rob.

Operator: Gentlemen, there appear to be no further questions at this time. Would you like to make some closing comments?

Company Speaker
I can say goodbye. Yes, we do appreciate everybody being on the line for the call, and there were very good questions and now, I will say good-bye.

Operator: Ladies and gentlemen, thank you very much for your participation and being in this conference. You may now disconnect your lines at this time and have a great day. Thank you.

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